Exhibit 10.1

CENTERPLATE, INC.

LONG-TERM PERFORMANCE PLAN

1. Purpose

     The purpose of the Plan is to further the growth and the financial success of the Company by offering performance incentives to those employees of the Company whose responsibilities and decisions directly affect the Company’s success. The Company believes that the Plan will enable the Company to remain competitive and innovative in its ability to attract, motivate, reward and retain the services of employees of superior ability. The Awards granted under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

2. Definitions

     When used herein, the following terms shall have the indicated meaning:

     “Act” means the Securities Exchange Act of 1934.

     “Award” means the designation of an Eligible Employee as a Participant in a particular Class Awards Program.

     “Bonus Award” means the amount payable to a Participant following the completion of a Performance Period and the satisfaction of the terms and conditions of the applicable Class Awards, determined in accordance with the terms of this Plan.

     “Change-in-Control” means: (i) any “person” (as such term is used in Section 3(a)(9) and 13(d)(3) of the Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company; (ii) a change in the composition of a majority of the Board of Directors of the Company within twelve months after any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% of the combined voting power of the then outstanding securities of the Company; or (iii) the sale of substantially all the assets of the Company and/or its operating subsidiaries.

     “Change-in-Control Benefits” and “Change-in-Control Bonus Awards” have the meanings set forth in Section 5(f).

     “Class Awards Program” or “Class Awards” mean all of the terms and conditions applicable to the payment of a Bonus Award in respect of a given Performance Period, as determined by the Committee under Section 4 and otherwise under this Plan.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Committee” means the Compensation Committee of the Board of Directors of the Company or such other committee as may be designated by the Board of Directors to administer the Plan.

     “Company” means Centerplate, Inc. and its successors and assigns.

     “Covered Executive” means an officer of the Company for whom compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K of the Act and whose compensation is subject to Section 162(m) of the Code.

     “Designated Participant” means a Participant specifically designated by the Committee to receive Change-in-Control benefits pursuant to Section 5(f) of the Plan.

     “Eligible Persons” means all Covered Executives, provided that the Board may determine that the Plan may also include any other members of senior management of the Company or other executive or key employee selected by the Committee or the Board to be included under this Plan and so designated by name, title, salary class or such other identifying characteristic determined by the Committee, up to a limit of 50 employees who may have outstanding Awards at any time.

     “Participant” means, with respect to any applicable Class Awards, those Eligible Persons designated by the Committee to receive an Award, which persons may be designated by name, title, salary grade or such other identifying characteristic determined by the Committee for the particular Class Awards.

     “Performance Goals” mean any goals relating to one or more of the following business criteria as selected by the Committee:

(i)	distributable cash;

(ii)	operating cash flow;

(iii)	adjusted earnings before interest, taxes, depreciation and amortization;

(iv)	operating margins;

(v)	reductions in operating expenses;

(vi)	return on invested capital;

(vii)	return on assets;

(viii)	average remaining contract life;

(ix)	economic value added;

(x)	cost reductions and savings;

(xi)	productivity improvements.

As well as, with respect to any Participant, the attainment by such Participant of personal objectives designated by the Committee with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long-term business goals identified by the Committee. For purposes of this definition, any business criteria may include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss: (ii) gains or losses on the disposition of a business: (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases.

     “Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Participant shall become entitled to specified rights in connection with a Class Awards Program.

     “Performance Objectives Factor” means the weighting to be applied to the Performance Goals identified for a particular Class Awards Program so as to reflect the Performance Objectives under the Plan by the conclusion of the applicable Performance Period.

     “Performance Period” means the three-year period, or such other shorter or longer period that may be designated by the Committee, during which the Performance Goals and Performance Objectives for the particular Class Awards Program will be measured to determine a Participant’s entitlement to receive payment of a Bonus Award.

     “Plan” means this Long-Term Performance Plan, as the same may be amended, administered and interpreted from time to time.

     “Preliminary Bonus Award” means the initial amount of a Bonus Award that would be payable to a Participant in respect of an Award at the conclusion of the applicable Performance Period after applying the criteria established for the applicable Class Award Program.

     “Target Award” means with respect to any Participant, the amount designated by the Committee as the target amount of the Bonus Award that would become payable to such Participant following the close of the Performance Period if the criteria established by the Committee are satisfied for the applicable Class Awards Program and may be expressed as the amount of the Participant’s Preliminary Bonus Award if the Performance Objectives Factor established by the Committee for the Performance Period is 100%, which in turn may be expressed as a percentage of the Participant’s year-end base salary and bonus in the final year of the Performance Period or in such other manner as designated by the Committee consistent with the terms of this Plan.

3. Administration

     (a) The Plan shall be administered by the Committee. Each member of the Committee shall be a member of the Board of Directors of the Company, a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) under the Act or successor rule or regulation and an “outside director” within the meaning of Section 162(m) of the Code.

     (b) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.

     (c) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes.

     (d) The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

4. Terms and Conditions of Class Awards Program

     Subject to the provisions of this Plan, the Committee shall determine the terms and conditions of the Class Awards for each Performance Period in respect of which the Committee elects to make Awards hereunder, with each Class Awards Program identified by reference to the first year in the applicable Performance Period (e.g., the “2004 Class Awards”) or as otherwise determined by the Committee. The Committee may permit overlapping or consecutive Performance Periods. The Committee shall follow the procedure set forth in this Section 4 with respect to each Class Awards Program, and shall select from the design features set forth in Section 5 in formulating the program.

     (a) Maximum Bonus Awards for Class Awards in a Performance Period. The Committee shall identify the aggregate amount payable as Bonus Awards for the Performance Period, which may be a formula based on a percentage of the Target Bonus Awards for all designated Participants or as a percentage of net income or on such other basis as the Committee may determine, provided, that the maximum Bonus Award for any Participant in any one-year period shall not exceed 200% of such Participant’s total compensation in the year the Bonus Award is paid.

     (b) Set Performance Goals, Performance Objectives and Target Awards. Not later than the end of the first third of the Performance Period (or by such earlier time as may be required in the future by the applicable provisions of the Code in the case of Covered Executives), the Committee shall:

     (i) Determine from the Eligible Persons who will be Participants for Class Awards in respect of the Performance Period and designate the Target Awards for such Participants;

     (ii) Determine the parameters of the Performance Goals and the Performance Objectives applicable thereto for the Performance Period, which may be set as a Performance Objectives Factor (described in Section 5(a)) aggregating performance over a number of Performance Goals, with such weighting or other features as the Committee may establish, and

     (iii) Establish the maximum and minimum parameters, if any, to be applied to Target Awards for the Participants covered by the Class Awards, including for each Covered Executive, relative to the achievement of the applicable Performance Objectives, which threshold for credit shall be 80% or such other percentage established by the Committee and which maximum credit percentage shall be 150% or such other percentage established by the Committee.

     (c) Review Performance Objective Factors and Finalize Bonus Awards. With respect to each Class Awards Program, at the end of each Performance Period the Committee shall:

     (i) Review the calculation of the Preliminary Bonus Award for Participants in the Class Awards Program, with specific review of the Preliminary Bonus Awards for the Covered Executives, including the Chief Executive Officer, and for such other Participants identified by the Committee, which may include the direct reports to the Chief Executive Officer whether or not they are Covered Executives.

     (ii) Make such adjustments to increase the amount of the Preliminary Bonus Award for any Participant, following such factors as the Committee in its discretion shall determine appropriate to establish the final amount, if any, of the Bonus Award for such Participant; provided that, the Preliminary Bonus Award for any Covered Executive may not be increased, and following all such adjustments the sum of all Bonus Awards payable in respect of the Class Awards for the Performance Period shall not exceed the amount determined in accordance with Section 4(a); and

     (iii) Establish the form of payment and the payment date for Bonus Awards and complete the certification process, all as provided in Section 6.

5. Performance Goals and Performance Objectives — Class Awards Design

     (a) Selection of Performance Goals. In designing a particular Class Awards Program, the Committee may select one or more business criteria permitted as Performance Goals and one or more levels of performance with respect to each such criteria, as selected by the Committee for the specified Class Awards. The Committee may provide that a Performance Goal is to be measured over a Performance Period on a periodic, annual, cumulative or average basis, and the Committee may apply a weighting of Performance Goals to determine a “Performance Objectives Factor” to be applied to the Participant’s Target Award payable at the end of the Performance Period. Performance Goals and Performance Objectives may be established on a Company-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

     (b) Use of GAAP. Unless otherwise determined by the Committee, Performance Objectives will be determined using U.S. Generally Accepted Accounting Principles consistently applied during a Performance Period by no later than the date on which one-third of the Performance Period has elapsed.

     (c) Changes in Performance Goals. The selection and weighting of Performance Goals and the features of the Performance Objectives Factor may be changed from time to time by the Committee (though in a manner consistent with the provisions of Section 4 of the Plan in respect of Covered Executives); provided that, with respect to a particular Performance Period, the Performance Objectives Factor shall generally be established prior to the commencement of such Performance Period and in all events not later than the end of the first third of any Performance Period and provided further that no further changes will occur once an Award is made.

     (d) Use of Multiple Performance Goals. More than one Performance Goal may be incorporated in a Performance Objective, in which case achievement with respect to each

Performance Goal may be assessed individually or in combination with each other. The Committee may, in connection with the establishment of Performance Objectives for a Performance Period, establish a matrix setting forth the relationship between performance on two or more Performance Goals and the amount of the Award payable for that Performance Period. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine.

     (e) Objective Goals. With respect to Covered Executives, Performance Objectives shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code. Performance Objectives may differ for Awards granted to any one Participant or to different Participants.

     (f) Change-in-Control Benefits of a Designated Participant. The Committee has sole discretion to determine those Participants, if any, who shall be named as Designated Participants eligible to receive Change-in-Control Benefits pursuant to this subsection (f). Only those Participants specifically named as Designated Participants by the Committee are eligible to receive Change-in-Control Benefits pursuant to this subsection (f). If a Participant has been specifically named by the Committee in writing at the time of an Award or at any time thereafter as a Designated Participant, then in the event of a Change-in-Control, the Designated Participant shall be entitled to the benefits identified by the Committee in writing from time to time with respect to Awards hereunder (the “Change-in-Control Benefits”); provided that, the Committee may not decrease the Change-in-Control Benefits for any Designated Participant (x) following the occurrence of a Change-in-Control or (y) prior to a Change-in-Control if the Designated Participant remains an employee of the Company or if the Designated Participant’s employment with the Company has been terminated due to death or disability or in connection with such Change-in-Control. If the Committee has not otherwise identified Change-in-Control Benefits for a Designated Participant, that Designated Participant’s Change-in-Control Benefits shall be as follows upon the occurrence of a Change-in-Control:

     (i) All Performance Goals and Performance Objectives in respect of all such Designated Participant’s outstanding Class Awards shall be deemed to have been achieved (including any Performance Objectives Factor at 100%).

     (ii) Without regard to the Designated Participant’s employment status with the Company, for each outstanding Class Award the Designated Participant shall be entitled to receive the greater of (A) the applicable Target Award of such Participant for each such Class Award in light of the deemed achievement specified in subsection (f)(i) above, and (B) the actual amount of the individual’s Preliminary Bonus Award for each such Class Award (each such amount referred to herein as a “Change-in-Control Bonus Award”).

     (iii) The sum of all of a Designated Participant’s Change-in-Control Bonus Awards shall be paid in a lump sum at the earlier of (A) the time of a termination of the employment of the Designated Participant within two years following the Change-in-Control, and (B) the time that the Bonus Awards under such Class Awards would otherwise have been payable where the Designated Participant’s employment with the Company has not terminated.

     (iv) If a Designated Participant’s employment is terminated by the Company within two years from the date of a Change-in-Control or, if within two years from the date of a Change-in-Control, a Designated Participant’s employment is terminated for “good reason,” such Designated Participant shall receive: (A) the Change-in-Control Bonus Award payable pursuant to subsection(f)(ii), to the extent not already paid, plus (B) an additional payment equal to such Change-in-Control Bonus Award. All amounts payable pursuant to this subsection (f)(iv) shall be paid as a lump sum at the time of such termination of employment. For purposes of this subsection (f)(iv), termination for “good reason” means a voluntary termination by the Designated Participant that otherwise entitles the Designated Participant to severance benefits pursuant to the terms of an employment agreement between the Designated Participant and the Company. The limitation on the maximum Bonus Award set forth in Section 4(a) shall not apply to payments made under this Section 5(f)(iv).

     (v) By agreement with a Designated Participant, the Committee in its discretion may provide for an adjustment of the amounts payable in respect of a Change-in-Control under this Plan to take account of Sections 280G and 4999 of the Code to the extent that they may become applicable.

6. Payment of Awards.

     (a) Form of Payment. Bonus Awards shall be paid in cash.

     (b) Entitlement to Payments. Subject to Section 5(f) and Section 6(d), Bonus Awards shall be paid at such time as designated by the Committee following the closing of a Performance Period for the applicable Class Awards to Participants who are employed by the Company on the payment date or whose employment terminated as a result of death, retirement or resignation for disability (provided such resignation has been approved by the Board of Directors of the Company). Except as provided in the previous sentence, the Committee shall determine in its sole discretion if Awards shall be paid to any Participant who is not employed by the Company on the payment date.

     (c) Employment After Commencement of a Performance Period. Participants who commence employment after the beginning of a Performance Period, but prior to the end of the first half thereof, may be granted an Award, to be determined in the sole discretion of the Committee on a pro-rata basis for the term of such Participant’s employment during the Performance Period.

     (d) Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the Performance Objectives Factor and other material terms for paying amounts in respect of each Bonus Award related to that Performance Period have been achieved or met in respect of Participants who are Covered Executives. Unless the Committee determines otherwise, Bonus Awards shall not be paid until the Committee has made the certification specified under this Section 6(d). It is anticipated that for Participants other than Covered Executives, if authorized by the Committee, payment of Bonus Awards can be based on preliminary data available in the last month of the Performance Period and made shortly after the end of the Performance Period, subject to confirmation following the close of the Performance Period.

     (e) Deferral of Payments. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, if the Company has established a deferred compensation plan or similar arrangement, a Participant shall have the right to elect to defer receipt of part or all of any payment due with respect to an Bonus Award.

7. Amendment and Termination of Plan

     The Board may, at any time, amend, suspend or terminate the Plan and, specifically, may make such modifications to the Plan as it deems necessary or appropriate to avoid the application of Section 162(m) of the Code and the Treasury regulations issued thereunder. Any such amendment will be contingent on the approval of stockholders to the extent required by the Board or applicable law, provided that the Committee may amend the Plan without stockholder approval under the circumstances described in Section 8(f). Without the consent of the Participant, no amendment, suspension or termination of the Plan shall affect any Award made prior to the date of such amendment, suspension or termination of the Plan (except as contemplated by Section 8(f) or any Change-in-Control Benefit.

8. Miscellaneous

     (a) No Rights Conferred. Nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his or her employment at any time. No Bonus Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. No Participant shall have any claim to a Bonus Award until it is actually granted and paid under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

     (b) Withholding. The Committee may cause to be made, as a condition precedent to the payment of any Bonus Award, or otherwise, appropriate arrangements with the Participant for the withholding of any federal, state, local or foreign taxes.

     (c) Applicable Laws. The Plan, the grant of Awards and the payment of Bonus Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

     (d) Binding Effect. The terms of the Plan shall be binding upon the Company and its successors and assigns.

     (e) Captions. Captions of Sections hereof or included within the subsections are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

     (f) Section 162(m). To the extent Bonus Awards issued under the Plan are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year, the Committee may, without stockholder approval, amend the Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to the Plan.

9. Effective Date, Term of Plan and Shareholder Approval

     Subject to stockholder approval at the Company’s 2004 Special Meeting of Security Holders, this Plan shall become effective as of October 13, 2004 and shall terminate on December 31, 2014. The Plan will continue in effect for existing Class Awards as long as any such Class Award Program is outstanding.